                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               The Stanley Works
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

[LOGO OF STANLEY]

The Stanley Works


                                                                  March 14, 2000


     Dear Fellow Shareowner:

     You are cordially invited to attend Stanley's Annual Meeting of Shareowners to be held at 9:30 a.m. on Wednesday, April 19, 2000, at the New Britain High School, 110 Mill Street, New Britain, Connecticut (see directions, inside back cover).

     At the meeting, management will report on Stanley's affairs and a discussion period will be provided for questions and comments.

     You will be asked at the meeting to elect directors and to approve Ernst & Young LLP as Stanley's independent auditors for 2000.

     In the accompanying Proxy Statement your Board of Directors recommends that you vote "FOR" the proposals.

     The Board appreciates and encourages shareowner participation in Stanley's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. PLEASE SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AT YOUR EARLIEST CONVENIENCE, OR REGISTER YOUR VOTE BY TELEPHONE OR THE INTERNET.

     Thank you for your cooperation.


                                             Very truly yours,

                                             JOHN M. TRANI
                                             Chairman and
                                             Chief Executive Officer

--------------------------------------------------------------------------------
THE STANLEY WORKS
--------------------------------------------------------------------------------



NOTICE OF ANNUAL MEETING OF SHAREOWNERS

                                                                  March 14, 2000

To the Shareowners:


The Annual Meeting of Shareowners of The Stanley Works will be held at the New Britain High School, 110 Mill Street, New Britain, Connecticut on Wednesday, April 19, 2000, at 9:30 a.m. for the following purposes:

     (1)  To elect two directors.

     (2) To approve Ernst & Young LLP as independent auditors of the Corporation for the year 2000.

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareowners of record at the close of
business on February 10, 2000 are entitled to vote at the meeting.



                                                            STEPHEN S. WEDDLE
                                                            Secretary



Important

WHETHER YOU OWN ONE SHARE OR MANY, PLEASE SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE PAID ENVELOPE PROVIDED, OR REGISTER YOUR VOTE BY TELEPHONE OR THE INTERNET.

THE STANLEY WORKS
1000 Stanley Drive
New Britain, Connecticut 06053
Telephone (860) 225-5111

                                                                  March 14, 2000
PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREOWNERS

APRIL 19, 2000

Stanley is sending you the accompanying proxy and this proxy statement on or about March 14, 2000.

Please sign, date, and mail the enclosed proxy in the envelope provided at your earliest convenience, or register your vote by telephone or the internet.


ELECTION OF DIRECTORS

At the 2000 annual meeting the shareowners will elect two directors. Stanley's Bylaws require all shareowner nominations to be made by proper notice given to the Corporation's Secretary not later than March 20, 2000. The nominations of the Board of Directors are set forth below. Those elected as directors will serve until the Annual Meeting of Shareowners indicated, and until the particular director's successor has been elected and qualified.

The Board recommends a vote FOR the nominees. Both of the nominees are directors who were previously elected by the shareowners as directors. If for any reason any nominee should not be a candidate for election at the time of the meeting, the proxies may be voted, in the discretion of those named as proxies, for a substitute nominee.


           INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS
                      TERM EXPIRING AT 2003 ANNUAL MEETING

[PHOTO OF EILEEN S. KRAUS]
EILEEN S.KRAUS, Chairman, Connecticut, Fleet National Bank, a subsidiary of Fleet Boston Financial, since December 1995. She had been President, Shawmut Bank Connecticut, N.A., and Vice Chairman of Shawmut National Corporation since August 1992; Vice Chairman, Connecticut National Bank and Shawmut Bank, N.A. since June 1990 and Executive Vice President of those institutions since 1987. She is a director of BestFoods, ConnectiCare Holding Company, Inc., ConnectiCare, Inc., Kaman Corporation, and Yankee Energy System, Inc.

Mrs. Kraus was elected a director in 1993 and is a member of the Executive, Compensation and Organization, and Finance and Pension Committees. She is 61 years old and owns 16,540 shares.

           INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS
                      TERM EXPIRING AT 2003 ANNUAL MEETING

[PHOTO OF JOHN M. TRANI]
JOHN M. TRANI, Chairman and Chief Executive Officer of Stanley. Mr. Trani joined the Corporation December 31, 1996 after an 18 year career with General Electric Company, the last 10 years as President and Chief Executive Officer of GE Medical Systems.

Mr. Trani is Chair of the Executive Committee. He is 55 years old and owns 1,616,215 shares.


             INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE
                     TERMS EXPIRING AT 2001 ANNUAL MEETING

[PHOTO OF JAMES G. KAISER]
JAMES G.KAISER, majority owner and Chairman of Avenir Partners, Inc.; retired as President and Chief Executive Officer and a director of Quanterra Incorporated, a subsidiary jointly owned by Corning Incorporated and International Technology Inc., where he served from June 1994 to January 1996; from June 1992 he had been President and Chief Executive Officer of Enseco, an operating unit of Corning Incorporated; he had been Senior Vice President of Corning Incorporated since 1986. He is a director of The Mead Corporation and Sunoco, Inc.

Mr. Kaiser has been a director since 1992 and is a member of the Audit Committee and the Board Affairs and Public Policy Committee. He is 57 years old and owns 24,401 shares.

[PHOTO OF HUGO E. UYTERHOEVEN]
HUGO E. UYTERHOEVEN, Timken Professor of Business Administration Emeritus, Graduate School of Business Administration, Harvard University, where he has been a member of the faculty since 1960. He is a director of Bombardier, Inc., Degussa - Huls AG., Ecolab, Inc., and Harcourt General, Inc.

Professor Uyterhoeven has been a director since 1975 and is a member of the Compensation and Organization Committee and Chair of the Board Affairs and Public Policy Committee. He is 68 years old and owns 26,799 shares.

[PHOTO OF WALTER W. WILLIAMS]
WALTER W. WILLIAMS, retired; served as Chairman of the Board and Chief Executive Officer and director of Rubbermaid Incorporated from 1991 to 1992; he had been President and Chief Operating Officer and a director of Rubbermaid since 1987. Previously, he was Senior Vice President, Corporate Marketing and Sales of General Electric Company. He is a director of Corrpro Companies Inc., Paxar Corporation, and Enamelon, Inc.

Mr. Williams has been a director since 1991 and is a member of the Audit, Board Affairs and Public Policy, and the Compensation and Organization Committees. He is 65 years old and owns 22,004 shares.

             INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE
                     TERMS EXPIRING AT 2002 ANNUAL MEETING

[PHOTO OF STILLMAN B. BROWN]
STILLMAN B. BROWN, Managing General Partner, Harcott Associates, since 1987. Formerly, he was Executive Vice President, Corporate Development of United Technologies Corporation where he was chief financial officer from 1979 until 1986. He is a life member of the Board of Regents of the University of Hartford and a regent of the University of California - Berkeley Foundation.

Mr. Brown has been a director since 1985. He is Chair of the Compensation and Organization Committee and a member of the Executive and Finance and Pension Committees. He is 66 years old and owns 40,000 shares.

[PHOTO OF MANNIE L. JACKSON]
MANNIE L. JACKSON, majority owner and Chairman of Harlem Globetrotters International, Inc., a division of MJA, Inc. He retired in 1995 as Senior Vice President Corporate Marketing and Corporate Administration of Honeywell Inc. after a 27 year career. He is a director of Ashland Inc., Jostens, Inc., and Reebok International Ltd.

Mr. Jackson, a director since 1995, is a member of the Finance and Pension Committee and the Compensation and Organization Committee. He is 60 years old and owns 15,571 shares.

[PHOTO OF KATHRYN D. WRISTON]
KATHRYN D. WRISTON, trustee of the John A. Hartford Foundation, Practicing Law Institute, and The Northwestern Mutual Life Insurance Company. She is a director of Santa Fe Snyder Corporation, American Arbitration Association, and HomePlace of America, Inc.

Mrs. Wriston, a director since 1996, is Chair of the Audit Committee and a member of the Board Affairs and Public Policy Committee and the Executive Committee. She is 61 years old and owns 17,000 shares.

BOARD INFORMATION

Meetings. The Board of Directors met ten times during 1999. The various Board committees met the number of times shown in parentheses: Executive (0), Audit
(8), Board Affairs and Public Policy (2), Finance and Pension (3), and Compensation and Organization (3). The members of the Board serve on the committees described in their biographical material on pages 1, 2, and 3. Each incumbent director had an attendance record of 75% or greater at meetings, including meetings of committees on which he or she served; attendance for all directors averaged 94%.

Executive. The Executive Committee exercises all the powers of the Board of Directors during intervals between meetings of the Board; however, the Committee does not have the power to declare dividends or to do other things reserved by law to the Board.

Audit. The Audit Committee nominates the Corporation's independent auditing firm, reviews the scope of the audit, and approves in advance management consulting services, and reviews with the independent auditors and the internal auditors their activities and recommendations including their recommendations regarding internal controls. The Committee meets with the independent auditors, the internal auditors, and management, each of whom has direct and open access to the Committee. Directors who are not Committee members may attend any of the Committee's meetings they wish to attend.

Board Affairs and Public Policy. The Board Affairs and Public Policy Committee makes recommendations to the Board as to board membership and considers names submitted to it in writing by shareowners. The Committee recommends directors for board committee membership and as committee chairs, and recommends director compensation. The Committee has taken the lead in articulating Stanley's corporate governance guidelines, preparing a director job description, establishing a procedure for evaluation of incumbent directors, and establishing a procedure for evaluating Board performance. The Committee also provides guidance on major issues in areas of corporate social responsibility and public affairs, and reviews and approves policy guidelines on charitable contributions.

Finance and Pension. The Finance and Pension Committee advises in major areas concerning the finances of the Corporation and oversees the Corporation's administration of Stanley's pension plans.

Compensation and Organization. The Compensation and Organization Committee determines the compensation of executive officers and of non-officer senior executives. The Committee also administers the Corporation's executive compensation plans.

Compensation. Stanley pays its directors a $21,000 annual retainer and a $1,000 fee for each Board or Committee meeting attended ($200 if attendance is by conference telephone). Committee chairs receive an additional annual fee of $2,000. Non-employee directors may defer any or all of their fees in the form of Stanley shares or as cash accruing interest at the five-year treasury bill rate; a director is required to so defer in the form of Stanley shares so long as he or she owns fewer than 5,000 shares. It is anticipated that each non-employee director will annually receive a ten-year option to purchase 2,500 of the Corporation's shares at an exercise price equal to the fair market value of such shares at the date of grant.

SECURITY OWNERSHIP

No person or group, to the knowledge of the Corporation, owns beneficially more than five percent of the outstanding common shares, except as shown in this table. As of December 31, 1999, Citibank, N.A. owned of record 18.4% of the outstanding common shares as Trustee under the Corporation's ESOP for the benefit of the plan participants. The participants make the voting and disposition decisions for these shares.

-----------------------------------------------------------------------------------------------------
(1) Title of           (2) Name and address of             (3) Amount and nature of     (4) Percent
    class                  beneficial owner                    beneficial ownership         of class
------------           -----------------------             ------------------------     ------------
Common Stock           Capital Research & Mgmt. Co.        7,975,000 shares                 8.9%
$2.50 par value        333 South Hope Street               (power to dispose)
                       Los Angeles, CA 90071

Common Stock           FMR Corp.                           4,998,766 shares                 5.6%
$2.50 par value        82 Devonshire Street                (3,021,318 power to vote)
                       Boston, MA 02109                    (4,998,766 power to dispose)

Common Stock           Pacific Financial Research, Inc.    4,716,800 shares                 5.3%
$2.50 par value        9601 Wilshire Boulevard             (power to dispose)
                       Beverly Hills, CA 90210

Common Stock           T. Rowe Price Associates, Inc.      5,066,777 shares                 5.6%
$2.50 par value        100 E. Pratt Street                 (1,058,236 power to vote)
                       Baltimore, MD 21202                 (5,066,777 power to dispose)
-----------------------------------------------------------------------------------------------------

With the exception of Mr. Trani, who owns beneficially 1.8% of the outstanding common shares, no director, nominee or executive officer owns more than 1% of the outstanding common shares. The executive officers and directors as a group own beneficially approximately 2.8% of the outstanding common shares, and Stanley estimates present and former employees (including executive officers) own approximately 30% of the outstanding common shares. The following table sets forth information as of March 10, 2000 with respect to the shareholdings of the directors, nominees, each of the executive officers named in the table on page 8, and all directors, nominees, and executive officers as a group (the beneficial owner of the shares shown for the most part has sole voting and sole investment power):

-----------------------------------------------------------------------------------
                                                 Common                   Percent
                                                 Shares                   of Class
Name                                             Owned                    Owned
-----------------------------------------------------------------------------------
Stillman B. Brown .........................      40,000 (1)                  *
Edgar R. Fiedler ..........................      67,717 (1) (2)              *
Mannie L. Jackson .........................      15,571 (1) (2)              *
James G. Kaiser ...........................      24,401 (1) (2)              *
Stef G. H. Kranendijk .....................      92,000 (1)                  *
Eileen S. Kraus ...........................      16,540 (1) (2)              *
Kenneth O. Lewis ..........................      30,943 (1) (3)              *
James M. Loree ............................      80,108 (3) (4)              *
John M. Trani .............................   1,616,215 (1) (3) (4)         1.8
Hugo E. Uyterhoeven .......................      26,799 (1) (2)              *
Stephen S. Weddle .........................     140,460 (1) (3)              *
Walter W. Williams ........................      22,004 (1) (2)              *
Kathryn D. Wriston ........................      17,000 (1)                  *
Directors and executive officers as a group   2,531,990 (1) (2) (3) (4) (5) 2.8
-----------------------------------------------------------------------------------

*  Less than 1%

(1) Includes shares which may be acquired by the exercise of stock options, as follows: Mr. Trani, 1,400,000; Mr. Kranendijk, 90,000; Mr. Lewis, 30,000; Mr. Uyterhoeven, 7,000; Mr. Weddle, 94,700; Mrs. Wriston, 6,000; each other non-employee director, 8,000; and all directors and executive officers as a group, 1,941,542. The options held by non-employee directors are out of the money except for options covering an aggregate of 5,000 shares at $20.16 held by five directors.

(2) Includes the share accounts maintained by Stanley for those of its directors who have deferred their director fees, as follows: Mr. Fiedler, 48,317; Mr. Jackson, 5,371; Mr. Kaiser, 10,757; Mrs. Kraus, 8,320; Mr.
     Uyterhoeven, 17,899; and Mr. Williams, 3,404; and all directors and executive officers as a group, 94,068.

(3) Includes shares held as of December 31, 1999 under Stanley's savings plans, as follows: Mr. Trani, 13,770; Mr. Loree, 108; Mr. Lewis, 200; Mr. Weddle, 32,660; and all directors and executive officers as a group, 79,448.

(4) Includes the share unit accounts maintained by Stanley, as follows: Mr. Trani, 200,000; Mr. Loree, 80,000; and all directors and executive officers as a group, 286,000.

(5) Includes the share accounts maintained by Stanley for those who have deferred their award payments under its long-term stock incentive plans as follows: all directors and executive officers as a group, 8,406.



EXECUTIVE COMPENSATION

Report of the Compensation and Organization Committee of the Board of Directors

The Compensation and Organization Committee of the Board of Directors is composed of five non-employee directors. The Committee determines the performance and award under the Management Incentive Compensation Plan ("MICP") for the chief executive officer and makes recommendations to the Board as to his salary (the Board then determines such salary). The Committee, itself, determines the salaries and MICP performance and awards for executive officers other than the CEO. The Committee also administers the long-term incentive plans and makes stock option grants.


Overview

In addition to providing the benefits under the Corporation's pension and savings plans generally provided to all salaried employees in the United States, Stanley has used a number of elements in compensating its executives: salary; annual incentives; long-term incentives; ten-year stock options; and share units. The Committee believes that this combination of elements results in a substantial portion of total compensation being at risk and appropriately relates to the achievement of increased shareowner value through profitable growth. With the exception of certain compensation payable to Mr. Trani under the terms of the employment agreement between him and Stanley, the Committee's general intent is to take appropriate steps so that the compensation other than salary paid to executive officers meets the requirements for "performance-based compensation" (including shareowner approval) and is therefore deductible for federal income tax purposes by Stanley under Section 162(m) of the Internal Revenue Code.

Salaries

Each year Stanley participates in a survey of salaries and overall compensation conducted by Hewitt Associates. Hewitt's 1999 survey covers 50 manufacturing corporations including 5 of those included in the Peer Group reflected in the line graph on page 13. From these survey data, salary ranges are established each year for all U.S. based executive positions. Actual base salary determinations are made on the basis of (a) these salary ranges, (b) individual performance (as evaluated by the Committee in its discretion), and (c) other factors that the Committee deems relevant. The salary of Mr. Trani is somewhat above the median for these market survey data. The 1999 salaries of the other U.S. based executives named in the table on page 8 ranged from about the median to about 30% below the median for their respective positions.


Annual Incentive

In 1999 the Committee used the MICP to compensate executives based on the Corporation's core net earnings, core net earnings per share, and core return on adjusted capital employed. The MICP provided for annual incentive awards to 131 selected key executives for 1999.


Long-Term Incentive

The 30-month goals established in 1997 under the 1997 Long-Term Incentive Plan provided goals of return on capital employed, core earnings per share over the period, and cash flow over the period.

The Committee has determined to make no further awards under the 1988 Long-Term Stock Incentive Plan. Accordingly, there will be no further payments under this plan after the 1994-98 award cycle.


Market Appreciation of the Corporation's Shares

The Committee uses stock options to compensate executives based on market appreciation of Stanley's shares, creating for executives an identity of interest with the Corporation's shareowners. The Committee plans to make annual stock option grants to its executive officers and certain other key employees, and to make occasional grants to other key employees. It is anticipated that the grants will be non-qualified stock options with a term of up to ten years and an exercise price equal to at least the fair market value of Stanley's common shares at the time of grant.

The Committee has established guidelines for minimum stock ownership. These guidelines provide that over a five-year period stock ownership will reach the following minimum levels, expressed as a multiple of base salary: five times for the chief executive officer; two times for the others appearing in the table on page 8, the other executive officers, and certain heads of product groups; and one time for all other participants in the 1997 Long-Term Incentive Plan.


Conclusion

Through the programs described above, a very significant portion of the Corporation's executive compensation is linked directly to corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareowners, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

COMPENSATION AND ORGANIZATION COMMITTEE

Stillman B. Brown (Chair)
Mannie L. Jackson
Eileen S. Kraus
Hugo E. Uyterhoeven
Walter W. Williams

Summary Compensation Table

This table shows the compensation earned for service in all capacities (including director fees for Mr. Trani) during the last three fiscal years for Stanley's chief executive officer and its next four most-highly compensated executive officers.

                                                                        LONG-TERM COMPENSATION
                                                                 ---------------------------------------
                                           ANNUAL
                                        COMPENSATION                 AWARDS                PAYOUTS
                                     -------------------------------------------------------------------
(a)                       (b)          (c)         (d)           (f)            (g)           (h)            (i)

                                                              Restricted      Shares         LTIP        All Other
Name and                                                        Stock       Underlying      Payouts     Compensation
Principal Position        Year       Salary ($)  Bonus ($)   Award(s) ($)   Options (#)       ($)            ($)
---------------------------------------------------------------------------------------------------------------------
John M. Trani             1999       925,000     1,400,000             0       200,000     1,684,375        86,436
Chairman                  1998       850,000       900,000             0       200,000             0       111,251
and CEO                   1997       800,000       900,000             0     1,200,000             0     1,768,172

Stef G. H. Kranendijk     1999       402,083       200,000             0        35,000       164,965        59,558
President,                1998       133,333       200,000             0       215,000             0       120,519
Europe                    1997            --            --            --            --            --            --

Kenneth O. Lewis          1999       245,000       115,000             0        30,000       218,750        10,953
Vice President,           1998       235,833       115,000             0        20,000             0        31,212
Marketing and             1997        39,167             0             0        10,000            --           449
Brand Development

James M. Loree            1999       148,958       687,796     2,372,504       150,000             0        25,599
VP Finance                1998            --            --            --            --            --            --
and CFO                   1997            --            --            --            --            --            --

Stephen S. Weddle         1999       261,250       145,000             0        15,000       316,993       209,471
VP, General Counsel       1998       253,333       145,000             0        15,000        92,390       159,890
and Secretary             1997       244,500       135,000             0        15,000       177,934       136,483

---------------------------------------------------------------------------------------------------------------------

(a) Mr. Kranendijk became President, Europe September 1, 1998. Mr. Lewis was elected Vice President Marketing and Brand Development November 3, 1997. Mr. Loree was elected VP Finance and CFO July 19, 1999.

(d) Mr. Trani's guaranteed minimum bonus is 90% of his salary. Mr. Kranendijk's guaranteed minimum bonus is $200,000. Mr. Loree's MICP was $225,000; the balance resulted from sign-on and make-whole payments in connection with his being hired.

(f) At the end of the year, Mr. Trani's aggregate restricted share units totaled 200,000 fully vested units on which dividend equivalents are paid, with a value, based on the year-end closing price of $30.125, of $6,025,000. At the end of the year, Mr. Loree's aggregate restricted share units totaled 80,000 shares, 34,000 of which are vested, 17,670 vest in 2000, 17,670 vest in 2001, and 10,660 vest in 2002, and on which dividend equivalents are paid; they have a value, based on the year-end closing price of $30.125, of $2,410,000.

Footnote to Column (i) of Summary Compensation Table

Consists of above-market interest (i.e., interest in excess of 6.88% in the case of amounts deferred prior to 1992 and interest in excess of 9.5% in the case of amounts deferred in 1992, 1993 and 1994) on deferred management incentive awards; relocation expenses including gross up for taxes; company contributions to defined contribution plans (excluding in the case of Messrs. Trani, Lewis, Loree, and Weddle) contributions to the "cornerstone account" defined contribution plan, which will offset pension benefits described in the tables at the bottom of page 11 and on page 12; and life insurance premiums.

----------------------------------------------------------------------------------------------------------
                                         Above-                      Defined
                                         Market     Relocation     Contribution                Column (i)
Name                          Year      Interest     Expenses         Plans       Insurance      Total
----------------------------------------------------------------------------------------------------------
John M. Trani                 1999             0             0        63,875        22,561        86,436
                              1998             0        32,350        61,250        17,651       111,251
                              1997             0     1,614,636        25,774       127,762     1,768,172

Stef G. H. Kranendijk         1999             0             0        59,558             0        59,558
                              1998             0       109,183        11,336             0       120,519
                              1997            --            --            --            --            --

Kenneth O. Lewis              1999             0             0         5,717         5,236        10,953
                              1998             0        26,338             0         4,874        31,212
                              1997             0           449             0             0           449

James M. Loree                1999             0        17,311         2,833         5,455        25,599
                              1998            --            --            --            --            --
                              1997            --            --            --            --            --

Stephen S. Weddle             1999       179,364             0        14,175        15,932       209,471
                              1998       131,028             0        13,592        15,270       159,890
                              1997       111,989             0        13,744        10,750       136,483

Option Grants in 1999

The stock options granted in 1999 were granted on October 21 and are not exercisable until the first anniversary of the date of grant. In addition, in connection with his joining Stanley Mr. Loree received options covering 150,000 shares on July 19, one-third exercisable on each of the first, second, and third anniversaries of grant.

------------------------------------------------------------------------------------------------------------------
                                                                                Potential Realizable Value at
                                                                                Assumed Annual Rates of Stock
                             Individual Grants                                        Price Appreciation
                                                                                      for Option Term
------------------------------------------------------------------------------------------------------------------
                         Number of     % of Total
                           Shares       Options
                         Underlying    Granted to
                           Options     Employees    Exercise   Expiration
Name                     Granted (#)   in Fiscal    ($/Share)     Date                5%                10%
                                          Year
(a)                         (b)           (c)          (d)         (e)               (f)                (g)
------------------------------------------------------------------------------------------------------------------
J. M. Trani               200,000        10.4%        $24.91     10/20/09     $    3,133,153      $    7,940,024
S. G. H. Kranendijk        35,000         1.8%         24.91     10/20/09            548,301           1,389,504
K. O. Lewis                30,000         1.6%         24.91     10/20/09            469,972           1,191,003
J. M. Loree               150,000         7.8%         29.66      7/18/09          2,797,603           7,089,675
S. S. Weddle               15,000          .8%         24.91     10/20/09            234,986             595,501
All Shareowners                --          --            --         --         1,400,136,721       3,548,221,351
(based on market price
on October 21, 1999)

Named executive
officers' percentage
of realizable value
gained by all
shareowners                    --          --            --         --                    .5%                 .5%
------------------------------------------------------------------------------------------------------------------


Aggregated Option Exercises in 1999 and 1999 Year-End Option Values

                                                     Number of              Value of
                                                 Shares Underlying        Unexercised
                                                    Unexercised           In-the-Money
                                                    Options at             Options at
                        Shares                  Fiscal Year-End (#)    Fiscal Year-End ($)
                      Acquired on    Value
                       Exercise     Realized       Exercisable/          Exercisable/
Name                      (#)         ($)          Unexercisable         Unexercisable
(a)                       (b)         (c)               (d)                    (e)
---------------------------------------------------------------------------------------------
J.M. Trani                  0        $     0     1,400,000/200,000    $2,894,000/1,043,740
S. G. H. Kranendijk         0              0        90,000/160,000          41,405/182,655
K. O. Lewis                 0              0         30,000/30,000          33,100/156,450
J. M. Loree                 0              0             0/150,000                0/70,305
S.S. Weddle             3,200         53,500         79,700/15,000          432,872/78,225
---------------------------------------------------------------------------------------------

Retirement Benefits

Employees in the United States are generally eligible to retire with unreduced pension benefits at age 65. The following table shows the approximate annual pension generally provided to U.S. employees employed prior to July 1, 1997 including Messrs. Trani and Weddle who have credited years of service of 11 years and 19 years, respectively. Stanley has determined no service accruals will be made under this pension plan after January 31, 1998; instead, the company makes contributions to a "cornerstone account" defined contribution plan. Pensions are paid monthly for life or as a lump sum (pension payments are guaranteed to total at least as much as the lump sum would have been). The amounts shown are in addition to any benefits the employee may be entitled to under Social Security and include amounts restored by Stanley's supplemental retirement plan. Covered compensation is salary and bonus, which in the case of Messrs. Trani and Weddle are the amounts shown in columns (c) and (d) of the summary compensation table on page 8.

  Average Annual
 Compensation for                            Approximate Annual Pension
  the Highest 5                              Upon Retirement at Age 65
Consecutive of the       --------------------------------------------------------------------
  Last 10 Years          15 Years of  20 Years of    25 Years of    30 Years of   35 Years of
  of Employment            Service      Service        Service        Service       Service
------------------       -----------  -----------    -----------    -----------   -----------
   $  400,000 . . . . .   $ 75,887     $101,183       $126,478     $  151,774    $  177,070
      800,000 . . . . .    155,297      207,063        258,828        310,594       362,360
    1,200,000 . . . . .    234,707      312,943        391,178        469,414       547,650
    1,600,000 . . . . .    314,117      418,823        523,528        628,234       732,940
    2,000,000 . . . . .    393,527      524,703        655,878        787,054       918,230
    2,400,000 . . . . .    472,937      630,583        788,228        945,874     1,103,520
    2,800,000 . . . . .    552,347      736,463        920,578      1,104,694     1,288,810
---------------------------------------------------------------------------------------------

The following table shows the approximate annual pension provided to a number of executives including Messrs. Trani, Lewis, Loree, and Weddle (who have credited years of service of 13 years, 2 years, 0 years, and 21 years, respectively) under Stanley's executive retirement program (inclusive of the pension shown in the table above and inclusive of the "cornerstone account" defined contribution plan account balance) which provides unreduced benefits at age 60. Pensions are paid monthly for life or as a lump sum. The amounts shown include any benefits the employee may be entitled to under Social Security. Covered compensation is salary and bonus, which in the case of Messrs. Trani, Lewis, and Weddle are the amounts shown in columns (c) and (d) of the summary compensation table on page 8 and in the case of Mr. Loree equal $373,958.

 Average Annual                             Approximate Annual Pension
Compensation for                             Upon Retirement at Age 60
 the Highest 36          --------------------------------------------------------------------
  Consecutive            15 Years of  20 Years of    25 Years of   30 Years of    35 Years of
    Months                 Service      Service        Service       Service        Service
----------------         -----------  -----------    -----------   -----------   ------------
   $  400,000 . . . . .   $140,000   $  180,000     $  200,000     $  200,000    $  200,000
      800,000 . . . . .    280,000      360,000        400,000        400,000       400,000
    1,200,000 . . . . .    420,000      540,000        600,000        600,000       600,000
    1,600,000 . . . . .    560,000      720,000        800,000        800,000       800,000
    2,000,000 . . . . .    700,000      900,000      1,000,000      1,000,000     1,000,000
    2,400,000 . . . . .    840,000    1,080,000      1,200,000      1,200,000     1,200,000
    2,800,000 . . . . .    980,000    1,260,000      1,400,000      1,400,000     1,400,000
---------------------------------------------------------------------------------------------

The following table shows the approximate minimum annual pension provided to Mr. Trani (who for these purposes is credited with 18 years of service as of his start at Stanley and therefore is deemed to have 21 credited years of service) under an enhanced retirement program provided to him which at age 60 provides benefits of 1.75% times years of service times average pay, with a maximum benefit at age 60 (March 15, 2005 after 26 and one-half years of deemed service) of 46.375% of average pay, less $83,280. The amounts shown are inclusive of the pension he would receive under the immediately preceding table (inclusive of the "cornerstone account" defined contribution plan account balance) and will only be paid if they yield a larger pension than the benefits shown in the immediately preceding table. The amounts shown are in addition to any benefits he may be entitled to under Social Security. Covered compensation is salary and bonus, i.e., the amounts shown in columns (c) and (d) of the summary compensation table on page 8.

 Average Annual                             Approximate Annual Pension
Compensation for                             Upon Retirement at Age 60
 the Highest 36          --------------------------------------------------------------------
  Consecutive            15 Years of  20 Years of    25 Years of   30 Years of    35 Years of
    Months                 Service      Service        Service       Service        Service
----------------         -----------  -----------    -----------   -----------    -----------
   $  400,000 . . . . .   $ 105,000    $ 140,000     $  175,000    $  210,000     $  245,000
      800,000 . . . . .     210,000      280,000        350,000       420,000        490,000
    1,200,000 . . . . .     315,000      420,000        525,000       630,000        735,000
    1,600,000 . . . . .     420,000      560,000        700,000       840,000        980,000
    2,000,000 . . . . .     525,000      700,000        875,000     1,050,000      1,225,000
    2,400,000 . . . . .     630,000      840,000      1,050,000     1,260,000      1,470,000
    2,800,000 . . . . .     735,000      980,000      1,225,000     1,470,000      1,715,000
---------------------------------------------------------------------------------------------

Supplemental Pension Plan

Stanley's defined benefit retirement plan and savings plan are "qualified" plans under the Internal Revenue Code and, accordingly, are subject to certain limitations of benefits which apply to "qualified" plans in general. Stanley's supplemental retirement and savings plan for salaried employees restores these benefits on a non-qualified basis.


Executive Officer Agreements

On December 31, 1996 Mr. Trani and Stanley entered into a three-year contract (subject to one-year renewals) providing for him to be paid an annual salary of not less than $800,000 and in each of those three years an annual bonus of not less than 90% of his salary; for him to receive a stock option grant covering one million shares and three annual stock option grants each covering 200,000 shares; and for him to receive 200,000 common stock equivalent share units and other immediately vested retirement benefits. In connection with his joining Stanley on September 1, 1998, Mr. Kranendijk and Stanley entered into an agreement, terminable at any time by either party, providing for Mr. Kranendijk to receive a stock option each October covering a minimum of 25,000 shares, to receive a cash compensation gross up for taxes in certain circumstances, and to receive a minimum annual bonus of $200,000. Messrs. Lewis, Loree, and Weddle have agreements with Stanley, which become effective only in the event of a change in control of the Corporation, providing for payments of up to two years' compensation in certain cases in the event of the officer's resignation or involuntary termination.

Comparison of 5 Years' Cumulative Total Return Among The Stanley Works, S&P 500 Index, Peer Group, and Dow Jones Industrial Diversified Group Index

Set forth below is a line graph comparing the yearly percentage change in the Corporation's cumulative total shareowner return for the last five years to that of the Standard & Poor's 500 Stock Index (an index made up of 500 corporations including Stanley) and the Peer Group. The Peer Group is a group of 13 companies, including Stanley, that serve the same markets Stanley serves and many of which compete with one or more product lines of Stanley. Stanley has compared itself for some time with the Peer Group companies. These companies are a more relevant comparison than the Dow Jones Industrial Diversified Group Index (which includes many companies that bear little relationship to Stanley except that they are manufacturers) that has been included in this line graph in past proxy statements. To show the effect of this change from the DJ Industrial Diversified Group Index to the Peer Group, the total return of both is included in the line graph for reference. Total return assumes reinvestment of dividends.


                               The Stanley Works
                  Comparison of 5 Year Cumulative Total Return


                                    [GRAPH]

The points in the above table are as follows:

                         end      end       end       end       end       end
                        1994     1995      1996      1997      1998      1999
Stanley                 $100    $148.84   $160.04   $284.93   $171.12   $191.51
S&P 500                  100     137.58    169.17    225.60    290.08    351.11
Peer Group               100     130.72    156.28    204.24    223.76    201.78
DJ Ind'l Dvsf'd          100     130.95    169.43    222.09    255.49    277.63

Assumes $100 invested on December 31, 1994 in Stanley's common stock, S&P 500 Index, the Peer Group and Dow Jones Industrial Diversified Group Index. The Peer Group consists of the following 13 corporations: Armstrong World Industries, Inc., The Black & Decker Corporation, Cooper Industries, Inc., Danaher Corporation, Illinois Tool Works Inc., Ingersoll-Rand Company, Masco Corporation, Newell Rubbermaid Inc., Pentair, Inc., Shaw Industries, Inc., Snap-On Incorporated, The Sherwin-Williams Company, and The Stanley Works.

APPROVAL OF INDEPENDENT AUDITORS

The second item of business to be considered is the approval of independent auditors for the Corporation for the 2000 fiscal year. Subject to the action of the shareowners at the Annual Meeting, the Board of Directors of the Corporation, on recommendation of the Audit Committee, has appointed Ernst & Young LLP, certified public accountants, as the independent auditors to audit the financial statements of the Corporation for the current fiscal year. The Board may appoint a new accounting firm at any time if it believes that such a change would be in the best interest of the Corporation and its shareowners.

Ernst & Young and predecessor firms have been the Corporation's auditors for the last 56 years. Total Ernst & Young fees for 1999 were $5,648,000.
Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Audit Committee of the Board of Directors approves all audit and non-audit services provided by Ernst & Young. The Audit Committee believes that non-audit services have had no effect on auditor independence.

The Board of Directors recommends a vote FOR approving Ernst & Young LLP as independent auditors of the Corporation for the year 2000.



OTHER MATTERS

Other Business

No business may be transacted at the meeting other than the business specified in the notice of the meeting, business properly brought before the meeting at the direction of the Board of Directors, and business properly brought before the meeting by a shareowner who has given notice to Stanley's Secretary received after January 29, 2000 and before February 28, 2000; no such notice has been received. Management does not know of any matters to be presented at the meeting other than the matters described in this proxy statement. If, however, other business is properly presented to the meeting, the proxy holders named in the accompanying proxy will vote the proxy in accordance with their best judgment.


Shareowner proposals for 2001

Shareowner proposals intended to be presented to Stanley's 2001 Annual Meeting must be received by the Secretary not later than November 14, 2000 for inclusion in the proxy statement and form of proxy relating to such meeting, and must be received after January 19, 2001 and before February 18, 2001 to otherwise be properly presented to the meeting.


Voting

Stanley has only one class of shares outstanding. The record date for determining the shareowners who are entitled to receive the meeting notice and to vote at the meeting is the close of business on February 10, 2000. As of February 10, 2000, 89,020,362 common shares of $2.50 par value were outstanding (exclusive of shares held in treasury).

Vote Required for Approval

Each outstanding share is entitled to one vote. The two nominees receiving the most votes cast will be elected directors; the favorable vote of a majority of the votes cast is required for approval of Ernst & Young LLP. Under Connecticut law, broker non-votes and proxies marked as abstentions will not be counted as votes cast; accordingly, they will have no effect on the outcome of the matters voted on at the meeting.


Manner for Voting Proxies

You may revoke your proxy prior to the meeting by filing a proxy with a later date. If you attend the meeting, you may revoke your proxy at that time and vote in person. Your proxy will be voted as you direct, and, if you check the box on the proxy, your vote will be kept confidential under Stanley's policy on confidential voting.

If you sign your proxy but do not mark it, your proxy will be voted for election of the two nominees for director and for approval of Ernst & Young LLP as the independent auditors of the Corporation.


Telephone and Internet Voting

To vote by telephone, call toll-free on a touch-tone phone 1-877-PRX-VOTE (1-877-779-8683). Enter the control number located on your proxy card and follow the recorded instructions.

To vote by internet, go to the site http://www.eproxyvote.com/swk. Enter the control number located on your proxy card and follow the instructions provided.


Solicitation of Proxies

Your proxy is solicited on behalf of the Board of Directors. Stanley will solicit proxies by mail, telephone, other electronic means, and in person, and will pay all the expenses of the solicitation. Morrow & Co., Inc. may also solicit personally and by telephone; Stanley believes that the additional expense of Morrow's assistance will not exceed $6,500. Stanley will reimburse brokerage houses and other custodians for their reasonable expenses in sending proxies and proxy material to beneficial owners.


                                                  For the Board of Directors

                                                  STEPHEN S. WEDDLE
                                                  Secretary

Directions to Stanley's Annual Meeting of Shareowner

NEW BRITAIN HIGH SCHOOL
110 Mill Street, New Britain, CT

                                     [MAP]

FROM NEW YORK STATE, DANBURY,
WATERBURY VIA I-84 EAST:

Exit #35 (New Britain) Route 72 (left-hand exit).
Route 72 to Route 9 South.
Exit #25, Ellis Street.
Turn left, two blocks to first traffic light (South Main Street).
Turn left, 5th right onto Mill Street. High School a quarter mile on left.

FROM MASSACHUSETTS,
HARTFORD VIA I-91 TO I-84 WEST:

Exit #39A, Route 9 South.
Exit #25, Ellis Street.
Turn left, two blocks to first traffic light (South Main Street).
Turn left, 5th right onto Mill Street. High School a quarter mile on left.

FROM NEW HAVEN, MERIDEN VIA I-91 NORTH
(OR I-91 SOUTH):

Exit #22 (New Britain), Route 9 North.
Take exit #24 (Kensington, left-hand exit) Route 372.
First exit off Route 372 (1/10 mile), South Main Street.
Turn right, 1/4 mile to Mill Street, turn left High School is a quarter mile on left

                                     [MAP]

                                                               [LOGO OF STANLEY]

                                                                       Notice of
                                                                  Annual Meeting
                                                                  of Shareowners
                                                                       and Proxy
                                                                       Statement





                               =================================================
                                             Meeting Date: April 19, 2000

                               THE STANLEY WORKS

                           PROXY FOR ANNUAL MEETING

                                APRIL 19, 2000

The undersigned appoints, Stillman B. Brown, John M. Trani, and Hugo E. Uyterhoeven, with full power of substitution, as proxies to act and vote on the signer's behalf at the Annual Meeting of Shareowners of THE STANLEY WORKS, and at any adjournments thereof, upon such business as may come before the meeting.

WHEN SIGNED AND RETURNED, THIS PROXY WILL BE VOTED AS DIRECTED BY THE SIGNER. IF SIGNED AND RETURNED WITH NO DIRECTION, THIS PROXY WILL BE VOTED FOR ITEMS 1 and 2.

PLEASE VOTE, DATE, AND SIGN ON REVERSE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE, OR REGISTER YOUR VOTE IMMEDIATELY VIA PHONE OR INTERNET.

HAS YOUR ADDRESS CHANGED?                             DO YOU HAVE ANY COMMENTS?

-------------------------------------- ----------------------------------------
-------------------------------------- ----------------------------------------
-------------------------------------- ----------------------------------------

IF YOU HAVE NOTED EITHER AN ADDRESS CHANGE OR COMMENTS ABOVE, PLEASE BE SURE TO MARK THE APPROPRIATE BOX ON THE REVERSE SIDE OF THIS CARD.

                                 [STANLEY LOGO]

Dear Fellow Shareowner:

The Board of Directors appreciates and encourages shareowner participation in Stanley's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that you sign, date, and mail the enclosed proxy in the envelope provided at your earliest convenience or register your vote by telephone or the Internet.

Thank you for your cooperation.


Very truly yours,

John M. Trani
Chairman and Chief Executive Officer

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE

[STANLEY LOGO]
CONTROL NUMBER:

ITEM 1. To elect two Directors.
        Nominees:
                                            FOR All    WITH-   FOR ALL
                                            NOMINEES   HOLD    EXCEPT
        (01)Eileen S. Kraus                  / /       / /        / /
        (02)John M. Trani

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the "For All Except" box and strike a line through the nominee's name. Your shares will be voted for the remaining nominee.

                                            FOR     AGAINST    ABSTAIN
ITEM 2. Approve Ernst & Young LLP
        as independent auditors             / /       / /          / /
        for the year 2000.

Please sign exactly as indicated   CONFIDENTIAL VOTING:
hereon.  When signing as attorney  MARK BOX AT RIGHT IF YOU WISH
executor, trustee, etc., please    THIS VOTE TO REMAIN
give full title as such.           CONFIDENTIAL.            / /

Date
----------Shareowner sign here     Mark box at right if an
----------Co-owner sign here       address change or comment has
                                   been noted on the reverse side
                                   of this card.           / /

                                   The Board of Directors recommends a vote FOR
                                   Items 1 and 2.

       DETACH CARD                                 DETACH CARD

   Vote by Telephone                        Vote by Internet
It's fast, convenient, and    It's fast, convenient, and your
immediate!                    vote is immediately confirmed and
Call Toll-Free on a Touch-    posted.
Tone Phone

Follow these four easy steps:      Follow these four easy steps:
1. Read the accompanying           1. Read the accompanying Proxy
   Proxy Statement and                Statement and Proxy Card.
   Proxy Card.

2. Call the toll-free number       2. Go the Website
   1-877-PRX-VOTE(1-877-779-8683).    http://www.eproxyvote.com/swk
   There is NO CHARGE for this
   call.
3. Enter your Control Number       3. Enter your Control Number
   located on your Proxy Card.        located on your Proxy Card.

4. Follow the recorded             4. Follow the instructions
   instructions.                      provided.


Your vote is important!            Your vote is important!
Call 1-877-PRX-VOTE                Go to
                                   http://www.eproxyvote.com/swk

Do not return your Proxy Card if you are voting by Telephone or Internet